Exhibit 10.6

MATTERPORT, INC.

352 E. Java Drive

Sunnyvale, CA 94089

November 20, 2018

Dear R.J.:

On behalf of Matterport, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1. Duties and Scope of Employment.

(a) Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Chief Executive Officer. You will report to the Company’s Board of Directors. You will be working out of the Company’s offices in San Francisco and Sunnyvale, California. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s Board of Directors (the “Board”). Additionally, you will be nominated to join as a member of the Board, subject to approval.

(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company, and you will not render services to any other person or entity that would interfere with your full time obligation to the Company. You agree to notify the Company’s Board of Directors prior to undertaking any service relationship in any capacity with any other person or entity. You further agree to comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement or that would prohibit you from performing your duties with the Company. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base annual salary at a gross rate of $375,000 per year. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the

Company may make from time to time, is referred to in this Agreement as “Base Salary.” The Board or any Compensation Committee of the Board shall review your Base Salary at least annually. Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Incentive Bonuses. You will be eligible to be considered for an annual incentive bonus each calendar year during the term of your employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Board or any Compensation Committee of the Board. The target amount for any such annual incentive bonus will be up to 30% of your Base Salary. The determinations of the Board with respect to such bonus shall be final and binding. You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is paid.

(c) Equity Grant. Subject to the approval of the Board, the Company shall grant you the following stock options (collectively, the “Options”): (i) an option to acquire a number of shares of the Company’s Common Stock equal to 7.0% of the Company’s Fully Diluted Capitalization, as defined below (the “Standard Option”), measured as of the close of the Company’s currently contemplated Series D preferred stock financing (assuming $15,000,000 of new capital) (the “Series D Financing”) and (ii) an option to acquire a number of shares of the Company’s Common Stock equal to 0.5% of the Company’s Fully Diluted Capitalization (the “CIC/IPO Option”), measured as of the closing of the Series D Financing. The Options shall be granted as soon as reasonably practicable after the closing of the Series D Financing, based on a 409A valuation received post-financing and your continued employment through the date of grant of the Options. Although management of the Company will recommend to the Board that you be granted the Options on the terms set forth herein, by execution of this letter, you acknowledge that you have no right to receive the Options, or any right to have the Options subject to the specific terms set forth herein, unless the grant is approved by the Board. The exercise price per share will be equal to the fair market value per share on the date the Options are granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock. The term of the Options shall be 10 years, subject to earlier expiration in the event of the termination of your services to the Company. The Options will be incentive stock options to the maximum extent allowed by the tax code and shall be subject to the other terms and conditions set forth in the Company’s Amended and Restated 2011 Stock Incentive Plan (the “Stock Plan”) and in the Company’s standard form of Stock Option Agreement (the “Stock Agreement”). So long as your service status is continuous, the Standard Option shall vest and become exercisable over 4 years as follows: 25% of the total number of Standard Option shares shall vest on the 12-month anniversary of your start date of employment with the Company and 1/48th of the total number of Standard Option shares shall vest on each monthly anniversary thereafter subject to your continuous service with the Company through each vesting date. The CIC/IPO Option shall vest and become exercisable upon the consummation of the earlier of (i) a Change in Control or (ii) an initial public offering of the Company’s Common Stock on the NYSE or Nasdaq stock exchange (an “IPO”) as follows: (A) if the price per share paid for the Common Stock in the Change in Control, as determined in good faith by the Board, is at least two times (2X) the purchase price of the preferred stock sold in the Series D Financing, and provided that you remain in continuous service through the closing of the Change in Control, then 50% of the total CIC/IPO Option shares shall vest and become exercisable upon the consummation of such Change in Control; or (B) if the Company consummates an IPO at any valuation, or if the price per share paid for the Common Stock in the Change in Control, as determined in good faith by the Board, is at least three times (3X) the purchase price of the preferred stock sold in the Series D Financing, and provided that you remain in continuous service through the closing of the Change in Control or IPO, then 100% of the total CIC/IPO Option shares shall vest and become exercisable upon the consummation of such Change in Control or IPO, as applicable. Any remaining unvested shares subject to the CIC/IPO Option at the time of a Change in Control shall be cancelled and immediately terminate for no consideration. For clarity, in the event of a Change in Control where the price per share paid for the Common Stock in the Change in Control is less than two times (2X) the purchase price of the preferred stock sold in the Series D Financing, then no portion of the CIC/IPO Option shall vest and such option shall terminate in its entirety. Alternatively, if such price is at least two times (2X) but less than three times (3X) the purchase price of the preferred stock sold in the Series D Financing, then 50% of the CIC/IPO Option shares shall vest and become exercisable and the remaining 50% of the CIC/IPO Option shares shall be cancelled and immediately terminate for no consideration.

For purposes of the Option, “Fully Diluted Capitalization” means the total number of shares of the Company’s outstanding common stock and preferred stock plus (without duplication) all common stock of the Company issuable pursuant to outstanding stock options or stock awards, if any, that have been issued, all shares that are reserved but unissued under the Stock Plan, and all common stock or preferred stock of the Company issuable upon the conversion or exercise of any outstanding warrants, whether or not currently exercisable.

(d) Double Trigger Acceleration. If (i) you are terminated without Cause in connection with or following the consummation of a Change in Control, then the Standard Option shall accelerate and, if applicable, become exercisable such that the Standard Option shall become vested as to 100% of the Shares then unvested or (ii) your employment is terminated as a result of your resignation for Good Reason in connection with or following the consummation of a Change in Control, then the Standard Option shall accelerate and, if applicable, become exercisable with respect to the shares subject to the Standard Option that would have otherwise become vested pursuant to its ordinary vesting schedule within the twelve (12) calendar months following such termination date. The acceleration of vesting provided for in the previous sentence shall occur immediately prior to your termination date. In the event of a Change in Control, if the Company’s successor does not agree to assume the Standard Option or any such outstanding equity award (other than the CIC/IPO Option), or to substitute an equivalent award or right for the Standard Option or any such outstanding equity award (other than the CIC/IPO Option), and you remain in continuous service through the closing of the Change in Control and you do not voluntarily resign without Good Reason and without continuing with the Company’s successor, then any acceleration of vesting that would otherwise occur upon your termination shall occur immediately prior to, and contingent upon, the consummation of such Change in Control. For purposes of this paragraph, unless a capitalized term used in this paragraph has a meaning given to it elsewhere in this Agreement, such term shall have the meaning given to it in the Stock Plan or Stock Agreement.

For purposes of this letter agreement, “Cause” will mean (i) your willful failure to perform your duties and responsibilities to the Company after written notice thereof and a failure to remedy such failure within 30 days of such notice; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to cause material injury to the Company, including conviction of a felony; (iii) your material unauthorized use or disclosure of any confidential information of the Company or any other party to whom you owe an obligation of nonuse and nondisclosure as a result of your relationship with the Company; or (iv) material breach of any of your obligations under any written agreement with the Company. For purposes of clarity, except as set forth above, a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability.

For purposes of this letter agreement, “Good Reason” will mean your resignation within 60 days of any of the following events that occur without your consent: (A) a material adverse change in your job position causing such position to be of materially less stature or of materially less responsibility; provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to your prior position (whether with the Company, a Successor Company or a division or unit thereof created out of the Company or its assets) shall constitute a material adverse change in your job position; (B) a change in the location of your principal work site by more than 60 miles; or (C) a reduction in your then-current base compensation or other material adverse change to your working conditions, in each case in a manner that adversely affects you disproportionately as compared to other comparable employees of the Company.

3. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. For the avoidance of doubt and notwithstanding anything stated in this Agreement to the contrary, to the extent that any reimbursements payable or in-kind benefits provided by the Company to you under this Agreement or otherwise constitute deferred compensation under Section 409A (as defined below), any such payments, reimbursements and/or benefits (i) will be paid no later than December 31st of the year following the year in which the expense was incurred, (ii) will not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) will not be subject to liquidation or exchange for another benefit.

4. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause or notice. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement constitutes the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Upon the termination of your Employment, you shall only be entitled to the compensation, benefits reimbursements then due and owing for the period ending as of the end of the effective date of your termination (the “Termination Date”) and the other compensation and benefits specified in this Section 4. Accordingly, the Company shall make the following payments to you (or your beneficiaries or estate if applicable): (i) all earned but unpaid salary or other earned but unpaid compensation or wages, and (ii) any unreimbursed business expenses incurred by you on or before your Termination Date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid to you promptly following your submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within 45 days after your Termination Date.

(c) Severance. If you experience an involuntary separation from service (as defined in Treasury Regulation 1.409A-1(n)) by the Company (or a successor, if appropriate) without Cause (as defined below) (such termination, an “Involuntary Termination”), and provided you comply with the Conditions (as defined below), then you will be entitled to receive the following severance payments and benefits:

(i) Base Salary Severance. The Company shall pay you severance pay equal to twelve (12) months of your base salary in effect on the date of such termination payable over a period of twelve (12) months following the date of such termination, subject to all applicable withholdings. The severance will be paid in accordance with the Company’s standard payroll procedures on the Company’s regularly scheduled payroll dates, commencing with the first regularly scheduled payroll date that occurs on or after the Deadline Date (as defined below), with the first payment being equal to the total payments that would have been paid had payments commenced on the first payroll date on or after the date of such Involuntary Termination;

(ii) COBRA Severance. The Company will reimburse you for COBRA premiums (at the coverage levels and at the Company-paid rate in effect immediately prior to your Involuntary Termination) for you and your covered dependents until the earliest of (A) the date that is twelve (12) months following your termination date, (B) the date that you (or your spouse or dependents, as applicable) are no longer eligible for COBRA coverage or (C) the date when you are eligible to receive substantially equivalent health insurance coverage in connection with new employment; and

(iii) Vesting Acceleration. Any of your then outstanding equity awards of the Company (including the Standard Option, but excluding the CIC/IPO Option) as of the termination date shall accelerate and vest and become exercisable with respect to the portion of such awards that would have otherwise become vested pursuant to their ordinary vesting schedule within the twelve (12) calendar months following the termination date. The foregoing vesting acceleration set forth in this Section 4(c)(iii) shall also apply in the event of your termination as a result of your death or Disability (as defined in the Plan), provided you (or your estate) comply with the Conditions.

For purposes of this letter agreement, “Conditions” will mean (i) you have returned all Company property in your possession within ten (10) business days following the date of your Involuntary Termination, and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the Company’s standard form provided by the Company and such release has become effective no later than the 30th day after the date of your Involuntary Termination (the “Deadline Date”).

For purposes of Internal Revenue Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this letter agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made under this letter agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments and benefits provided in connection with your Involuntary Termination under this letter and paid on or before the 15th day of the 3rd month following the end of your first tax year in which your Involuntary Termination occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which your Involuntary Termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A1(b)(4) and any additional severance payments and benefits provided in connection with your Involuntary Termination under this letter shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be provided no later than the last day of your 2nd taxable year following the taxable year in which your Involuntary Termination occurs). Notwithstanding the foregoing, if any of the payments provided in connection with your separation from service do not qualify for any reason to be exempt from Section 409A and you are, at the time of your separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your separation from service and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum.

5. Pre-Employment Conditions.

(a) Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your start date of employment with the Company.

(b) Right to Work. As required by federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your first date of employment, or our employment relationship with you may be terminated.

(c) Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

6. Indemnification. The Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

7. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this Agreement are subject to all applicable taxes, withholding and any other deductions required by applicable law.

8. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns.

(i) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement or any affiliate of any such successor that employs you.

(ii) Assignment; Your Successors. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before November 15, 2018. The Company requests that you begin work in this new position on or before December 3, 2018. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below.

Very truly yours,

MATTERPORT, INC.

By:	/s/ Peter Hebert
(Signature)

Name:	Peter Hebert
Title:	Board Member

ACCEPTED AND AGREED:

R.J. PITTMAN

/s/ R.J. PITTMAN
(Signature)

11/20/2018
Date

Anticipated Start Date: 12/03/2018

Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

(See Attached)